Exhibit 10.20

FIRST AMENDMENT TO

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This FIRST AMENDMENT to the Supplemental Executive Retirement Benefits Agreement is made this ___ day of _____________, 2008, effective as of January 1, 2008, by and between Heritage Bank, a Georgia banking corporation (“Bank”), and ___________, an individual (“Executive”).

RECITALS

A. Executive and the Bank entered into that certain Supplemental Executive Retirement Benefits Agreement dated January 1, 2006 (the “Agreement”) for the purpose of the Bank retaining Executive as an employee of Bank and providing for the post-retirement needs of the Executive in a responsible manner.

B. Executive and Bank now desire to amend the Agreement to comply with the new final regulations under Section 409A of the Internal Revenue Code of 1986 and to make other changes.

AMENDMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree to amend the Agreement as follows:

1. By deleting the existing Section 2(a) and substituting therefor the following:

“(a) Full Benefit. If Executive does not experience a separation from service with the Bank and its affiliates (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related guidance thereunder) until on or after the Full Vesting Date (as defined in Exhibit A hereto), then commencing upon the Payment Commencement Date (as defined in Exhibit A hereto), Bank shall pay to Executive the Full Benefit (as defined in Exhibit A hereto) annually for twenty (20) years, payable in monthly installments beginning on the first business day of the first calendar month after the Payment Commencement Date and on the first business day of each month thereafter until (but including) the twentieth (20th) anniversary of the Payment Commencement Date.”

2. By adding the following to the existing Section 2(e):

“Executive’s beneficiary designated on Exhibit B hereto shall receive the remaining payments still due to the Executive as of the time of the Executive’s death (the “Remaining Payments”) in accordance with the terms of this Agreement. If the Executive does not have a designated beneficiary, or the designated beneficiary predeceases the Executive, the Remaining Payments will be paid to the Executive’s estate in one lump sum, discounted to present value as of the date of payment using the prime rate as reported in the Wall Street Journal as of the date of the Executive’s death.”

3. By deleting the existing Section 10 and substituting therefor the following:

“10. Withholding. Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to Executive under this Agreement, including federal and state income tax withholding, except Bank shall be responsible for payment of all employment (FICA) taxes due to be paid by Bank pursuant to Internal Revenue Code Section 3121(v) and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by Bank, including payments due under this Agreement. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts. Notwithstanding anything in this Agreement to the contrary, payment under this Agreement may be accelerated to pay the FICA tax imposed under Internal Revenue Code Sections 3101, 3121(a), and 3121(v)(2), where applicable, on compensation and benefits paid or provided to Executive under this Agreement (the “FICA Amount”) or to pay the income tax at source on wages imposed under Internal Revenue Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Internal Revenue Code Section 3401 wages and taxes; provided that the total amount accelerated pursuant to this sentence may not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.”

4. By deleting the existing Section 11(l) and substituting therefor the following:

“(l) Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. The Bank or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate the Agreement, subject to the consent of the Executive; provided, however, that the Bank reserves the right to amend the Agreement in any respect to comply with the provisions of Internal Revenue Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in the Agreement to the contrary, upon any termination of the Agreement, all benefits shall be paid in due course in accordance with Section 2, unless the Bank elects to have all benefits paid in a lump sum within sixty (60) days of the date for which distribution is first permitted under Treasury Regulations Section 1.409A-3(j)(4)(ix) (or any successor thereto), but no later than the latest date within such sixty (60)-day period permitted by such guidance and only if the Bank otherwise determines that such payment of benefits will not constitute an impermissible acceleration of payments under Treasury Regulations Section 1.409A-3(j) (or any successor thereto).”

5. By deleting the definition of “Payment Commencement Date” in Exhibit A to the Agreement and substituting therefor the following:

“‘Payment Commencement Date’ = The later of the first business day of the month following the month in which the Executive attains age 60 (January 11, 2021) or the first business day of the month following the month in which the Executive separates from service with the Bank and all of its affiliates, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related guidance thereunder (“Section 409A”). Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A, then no such payment that would be subject to taxation under Section 409A shall be made until six months after the Executive’s “separation from service” as defined in Section 409A (or any earlier date permitted under Section 409A of the Internal Revenue Code), at which time the Executive shall be paid a lump sum equal to what would otherwise have been paid during the suspension period, and thereafter payment of the unpaid monthly amounts shall continue on what would otherwise have been the original payment schedule for such monthly amounts.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect as prior to this First Amendment.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this First Amendment as of the day and year first above written.

BANK: Heritage Bank

By
Its

EXECUTIVE: